UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 6, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of the MD-80 fleet disposal, the market value of MD-80 aicraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All of the forward- looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this press release to conform them to actual results.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel and other noted items, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Fourth Quarter 2005

On March 13, 2006, the Company announced its plan to transition to a single fleet type, the Boeing 737, by the end of 2008, which includes an acceleration of the retirement of its MD-80 fleet. The Company’s fleet currently includes 15 owned and 11 leased MD-80 aircraft. As a result of this decision, during the first quarter of 2006, we will record a non-cash impairment charge associated with the owned MD-80 fleet. We expect the impairment charge to be between $130 million and $140 million, before tax (between $80 million and $90 million, after tax). For purposes of the first quarter forecast, Alaska assumed a $135 million pre-tax charge. The actual charge could differ materially from this forecast.

	Forecast Q1, 2006	Change Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,539	3%
Fuel gallons (000,000)	84.4	—
Cost per ASM as reported on a GAAP basis (cents)*	13.6	23%
Less: Impairment charge per ASM (cents)*	2.5	NM
Less: Fuel cost per ASM (cents)*	3.0	26%

Cost per ASM excluding fuel and impairment charge (cents)*	8.1	(5)%

NM = Not meaningful

The forecast of cost per ASM (excluding fuel and impairment charge) has declined from our previous estimate, primarily due to a shift in the timing of maintenance events.

Alaska’s March traffic increased 4.2% to 1.525 billion RPMs from 1.464 billion flown a year earlier. Capacity during March was 1.950 billion ASMs, 3.7% higher than the 1.880 billion in March 2005. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 78.2%, compared to 77.9% in March 2005. The airline carried 1,456,800 passengers compared to 1,445,200 in March 2005.

In February 2006, RASM increased 11.7% compared to February 2005 due primarily to an increase in yields per RPM. In January 2006, RASM increased 7.0% compared to January 2005 due primarily to an increase in yields per RPM.

*	For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimate of cost per ASM on a GAAP basis including, but not limited to, the volatility of fuel prices and the finalization of the impairment charge. As we are unable to apply “hedge accounting,” the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 5 for additional information regarding fuel costs.

	Forecast Q1, 2006	Change Yr/Yr
Horizon Air
Capacity (ASMs in millions)	877	12%
Fuel gallons (000,000)	13.0	8%
Cost per ASM as reported on a GAAP basis (cents)*	17.2	3%
Less: Fuel cost per ASM (cents)*	3.1	26%

Cost per ASM excluding fuel (cents)*	14.1	1%

Horizon’s March traffic increased 14.1% to 234.3 million RPMs from 205.4 million flown a year earlier. Capacity for March was 309.6 million ASMs, 10.6% higher than the 280.0 million in March 2005. The passenger load factor for the month was 75.7%, compared to 73.4% in March 2005. The airline carried 598,600 passengers compared to 551,800 in March 2005.

In February 2006, RASM increased 10.3% compared to February 2005 due primarily to an increase in yields per RPM and load factor. In January 2006, RASM increased 4.3% compared to January 2005 due primarily to an increase in yields per RPM, offset by the decrease in load factor.

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. As we are unable to apply “hedge accounting,” the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 5 for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

Cash and short-term investments increased as of March 31, 2006 to approximately $1 billion compared to $961 million at February 28, 2006, primarily as a result of new financing arrangements closed in March on two of the aircraft delivered in February and cash flow from operations, partially offset by aircraft purchase deposit payments.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for January and February 2006.

Calculation of Economic Fuel Cost Per Gallon

January and February 2006 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$107.8	$1.97	$17.2	$2.07
Gains on settled hedges included in fuel expense	(0.4)	(.01)	(0.1)	(.01)
GAAP fuel expense	$107.4	$1.96	$17.1	$2.06
Gains on settled hedges included in non-operating income*	(17.0)	(.31)	(2.8)	(.34)
Economic fuel expense	$90.4	$1.65	$14.3	$1.72

% Change from prior year	32%	30%	43%	33%

Mark-to-Market Adjustment Related to Unsettled Hedges

Mark-to-market gains (losses) included in non-operating income related to hedges that settle in future periods, net of the reclassification of previously recorded mark-to-market gains to Gains on settled hedges included in non-operating income	$(6.3)	NM	$0.4	NM

*	Amounts may include mark-to-market hedging gains or losses recognized in non-operating income (expense) in previous periods.

For Alaska and Horizon, GAAP fuel expense per gallon for the quarter is expected to be approximately $1.99 and $2.02, respectively. The economic fuel expense per gallon for the quarter is expected to be approximately $1.69 and $1.71 for Alaska and Horizon, respectively. March mark-to-market gains included in nonoperating income (expense) related to hedges that settle in future periods are expected to be approximately $5.8 million for the combined Air Group, bringing the total loss for the quarter to approximately $0.1 million.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Second Quarter 2006	53%	$39.76
Third Quarter 2006	46%	$43.41
Fourth Quarter 2006	35%	$46.10
First Quarter 2007	20%	$43.09
Second Quarter 2007	19%	$45.11
Third Quarter 2007	22%	$45.27
Fourth Quarter 2007	17%	$47.89
First Quarter 2008	11%	$50.44
Second Quarter 2008	6%	$49.26
Third Quarter 2008	6%	$48.97
Fourth Quarter 2008	5%	$48.68

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for aircraft on hand as of the date of this report. One CRJ700 was delivered in January, two B737-800s were delivered in February, two Q400s and one B737-800 were delivered in March.

Alaska Airlines	Seats	On Hand April 6, 2006
B737-200C	111	7
B737-400	144	40
B737-700	124	22
B737-800	157	6
B737-900	172	12
MD-80	140	26

Total		113

Horizon Air
Q200	37	28
Q400	74	20
CRJ 700	70	21	*

Total		69

*	Includes one CRJ700 on a short-term operating lease agreement.

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2006:

	2006		2007	2008	2009	2010	Thereafter	Total
B737-800	9	*	11	7	4	6	3	40
Q-400	2		10	—	—	—	—	12

Totals	11		21	7	4	6	3	52

*	Includes operating lease agreements for two aircraft to be delivered in late 2006.

In addition to the firm orders noted above, Alaska has options to acquire 32 additional B737-800s and purchase rights for 27 more. Horizon has options to acquire 20 Q400s and 15 CRJ700s.

As noted above, on March 13, 2006, the Company announced its plan to transition to a single fleet type, the Boeing 737, by the end of 2008, which includes an acceleration of the retirement of its MD-80 fleet. As a result, the Company expects to exercise additional options and purchase rights on its Boeing 737-800 order in the future.

Giving consideration to the fleet transition plan discussed above, the following table displays the currently anticipated fleet count for Alaska as of December 31, 2006, 2007 and 2008:

	2006	2007	2008
737-200	3	0	0
MD80	21	15	0
737-400	40	40	40
737-700	22	20	20
737-800*	15	28	42
737-900	12	12	12

Totals	113	115	114

*	Includes options for two aircraft in 2007 and six in 2008 which have not yet been exercised. The total also assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not secured a delivery position.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: April 6, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer